Exhibit No. 18.1

June 30, 2008

Mr. Richard D. Kurtz
President and Chief Executive Officer
Advanced Photonix, Inc.
2925 Boardwalk
Ann Arbor, MI 48104

Dear Mr. Kurtz:

As stated in Note 4 to the consolidated financial statements of Advanced Photonix, Inc. (“the Company”) for the year ended March 31, 2008, the Company changed its amortization method from straight-line basis to an accelerated method based on expected cash flows for its Technology, Trademarks, Customer List and Non-Compete intangible assets. The Company believes that the change in amortization methodology from straight-line to cash-flow amortization is consistent with the definition in SFAS No. 154 “Accounting Changes and Error Corrections” of a change in accounting estimate effected by a change in accounting principle. As stated in Note 4, the Company believes that the new accounting principle is preferable beginning in fiscal 2008 because it better reflects the pattern of consumption of the expected benefit of the intangible assets. In connection with our audit of the consolidated financial statements for the year ended March 31, 2008, we have evaluated the circumstances and the business judgment and planning which formulated your basis to make the above mentioned change in amortization method.

It should be understood that criteria have not been established by the Financial Accounting Standards Board for selecting from among the alternative accounting principles that exist in this area. Further, the American Institute of Certified Public Accountants has not established the standards by which an auditor can evaluate the preferability of one accounting principle among a series of alternatives. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our audit, we concur with management’s judgment that the change in amortization method described in Note 4 is preferable in the circumstances. In formulating this position, we are relying on management’s business planning and judgment, which we do not find to be unreasonable.

Very Truly Yours,
/s/ BDO Seidman, LLP
BDO Seidman, LLP
Troy, Michigan